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                   CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Storage Trust Realty for the registration of 957,557 shares of its common stock and to the incorporation by reference therein of (1) our report dated January 24, 1996, except for Note 9, as to which the date is March 5, 1996, with respect to the consolidated and combined financial statements of Storage Trust Realty incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein filed with the Securities and Exchange Commission, (2) our report dated May 31, 1996, with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included in the Current Report on Form 8-K of Storage Trust Realty dated
May 24, 1996 and (3) our report dated August 29, 1996, with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included in the Current Report on Form 8-K of Storage Trust Realty dated September 16, 1996.



                                                /s/ Ernst & Young LLP

Chicago, Illinois
December 19, 1996